Exhibit 99.1

Curis Announces 1-for-5 Reverse Stock Split

LEXINGTON, Mass., May 22, 2018 /PRNewswire/ -- Curis, Inc. (NASDAQ: CRIS), a biotechnology company focused on the development and commercialization of innovative and effective therapeutics for the treatment of cancer, today announced that its Board of Directors approved a 1-for-5 reverse split of Curis’s common stock that is expected to take effect on Tuesday, May 29, 2018 after the close of trading.

The reverse stock split will affect all holders of common stock uniformly and will not alter any stockholder’s percentage ownership interest in Curis, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. No fractional shares of common stock will be granted in connection with the reverse stock split; stockholders who otherwise would be entitled to a fractional share of common stock will be entitled to receive a proportional cash payment. The reverse stock split will proportionately reduce the number of authorized shares of common stock. The reverse stock split will not change the par value of the common stock or the authorized number of shares of preferred stock of Curis.

Curis will affect the reverse stock split by filing an amendment to its certificate of incorporation reflecting the approved split ratio, and Curis anticipates that shares of its common stock will begin trading on the Nasdaq Global Market on a split-adjusted basis when the market opens on May 30, 2018 under a new CUSIP number, 231269 200.

Curis’s transfer agent, Computershare, will instruct certificate stockholders on the exchange process once the reverse stock split takes effect. Stockholders holding their shares in book-entry form or in brokerage accounts need not take any action in connection with the reverse stock split. Beneficial holders are encouraged to contact their bank, broker or custodian with procedural questions.

About Curis

Curis is a biotechnology company focused on the development and commercialization of innovative and effective drug candidates for the treatment of human cancers, including fimepinostat (CUDC-907), which is being investigated in clinical studies in patients with lymphomas and solid tumors. Curis is also engaged in a collaboration with Aurigene in the areas of immuno-oncology and precision oncology. As part of this collaboration, Curis has exclusive licenses to oral small molecule dual antagonists of PD1 and VISTA, including PDL1/VISTA antagonist CA-170, and oral small molecule dual antagonists of PD1 and TIM3, including PDL1/TIM3 antagonist CA-327, as well as to molecules designed to inhibit the IRAK4 kinase, including CA-4948. CA-170 is currently undergoing testing in a Phase 1 trial in patients with advanced solid tumors and lymphomas, and in a Phase 2 trial in India conducted by Aurigene. CA-4948 is currently undergoing testing in a Phase 1 trial in patients with non-Hodgkin lymphomas. Curis is also party to a collaboration with Genentech, a member of the Roche Group, under which Genentech and Roche are commercializing Erivedge® for the treatment of advanced basal cell carcinoma. For more information, visit Curis’s website at www.curis.com.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to the effectiveness of the reverse stock split. Forward-looking statements may contain the words “believes,” “expects,” “anticipates,” “plans,” “intends,” “seeks,” “estimates,” “assumes,” “will,” “may,” “could” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements. For example, Curis may experience adverse results, delays and/or failures in its drug development programs and may not be able to successfully advance the development of its drug candidates in the time frames it projects, if at all. Curis’s drug candidates may cause unexpected toxicities, fail to demonstrate sufficient safety and efficacy in clinical studies and/or may never achieve the requisite regulatory approvals needed for commercialization. Favorable results seen in preclinical studies and early clinical trials of Curis’s drug candidates may not be replicated in later trials. There can be no guarantee that the collaboration agreement with Aurigene will continue for its full term, that Curis or Aurigene will each maintain the financial and other resources necessary to continue financing its portion of the research, development and commercialization costs, or that the parties will successfully discover, develop or commercialize drug candidates under the collaboration. Regulatory authorities may determine to delay or restrict Genentech’s and/or Roche’s ability to continue to develop or commercialize Erivedge in BCC. Erivedge may not demonstrate sufficient or any activity to merit its further development in disease indications other than BCC. Competing drugs may be developed that are superior to Erivedge. Curis faces risks relating to its wholly-owned subsidiary’s royalty-collateralized loan transaction, including the risk that it may not receive sufficient levels of royalty revenue from sales of Erivedge to satisfy the debt obligation or may otherwise lose its rights to royalties and royalty-related payments as a result of a foreclosure of the loan. Curis will require substantial additional capital to fund its business and such capital may not be available on reasonable terms, or at all. Curis faces substantial competition. Curis also faces risks relating to potential adverse decisions made by the FDA and other regulatory authorities, investigational review boards, and publication review bodies. Curis may not obtain or maintain necessary patent protection and could become involved in expensive and time consuming patent litigation and interference proceedings. Unstable market and economic conditions and unplanned expenses may adversely affect Curis’s financial conditions and its ability to access the substantial additional capital needed to fund the growth of its business. Important factors that may cause or contribute to such differences include the factors set forth under the caption “Risk Factors” in our most recent Form 10-K and Form 10-Q and the factors that are discussed in other filings that we periodically make with the Securities and Exchange Commission (“SEC”). In addition, any forward-looking statements represent the views of Curis only as of today and should not be relied upon as representing Curis’s views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise, except as may be required by law.

For More Information:

James E. Dentzer

Chief Operating Officer & Chief Financial Officer

Curis, Inc.

(617) 503-6500

jdentzer@curis.com

Media Contact

David Schull

Russo Partners

(212) 845-4271

david.schull@russopartnersllc.com